Exhibit 8(a)


                            ADMINISTRATION AGREEMENT

     AGREEMENT, made as of September 1, 2002 between THE MATTERHORN GROWTH FUND, INC., a Maryland corporation (the "Fund"), and BEEKMAN PLACE FINANCIAL, a California corporation (the "Administrator")

                                   WITNESSETH

     WHEREAS, the Fund is an open-end, non-diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain Administrator to provide certain administrative services in connection with the management of the Fund's operations and the Administrator is willing to furnish such services;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed between the Fund and Distributor as follows:

     1. APPOINTMENT. The Fund hereby appoints the Administrator to provide certain administrative services, hereunder enumerated, in connection with the management if the Fund's operations for the period and on the terms set forth in this Agreement. The Administrator accepts such appointments and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

     2. SERVING ON A CONTINUING BASIS. Subject to all overall supervision of the Board of Directors of the Fund and Matterhorn Asset Management Corporation (formerly MDB Asset Management Corporation) (the "Manager"), the Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate.

     (A)  Perform the services in Schedule I as attached; and

     (B) Such additional services as may be agreed upon by the Fund and the Administrator.

     3. RESPONSIBILITY OF THE ADMINISTRATOR. The Administrator shall be under no duty to take any action on behalf of the Fund except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality if the foregoing or any other provision of the Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reasonable circumstances beyond the Administrator's control.

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     4. RELIANCE UPON INSTRUCTIONS. The Fund agrees that the Administrator shall be entitled to rely upon any restrictions, oral or written, actually received by the Administrator from the Board of Directors of the Fund and shall incur on liability to the Fund or the Fund's Manager in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Fund to give oral or written instructions on behalf of the Fund.

     5. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and all prior, present or potential shareholders of the Fund, except after prior notification to, and approval of release of information in writing, the Fund, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     6. EQUIPMENT FAILURES. In the event of equipment failures if the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties (at the Administrator's expense) to prevent or remedy such service interruptions.

     7. COMPENSATION. As compensation for services rendered by the Administrator during the term of this agreement, the Fund will pay to the Administrator a fee at an annualized rate of 0.10% of the Fund's average daily net assets or $22,500, whichever is greater. The fee is computed daily and payable monthly by the fifth business day of the month.

     8. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation) arising under the 1933 Act, the 1940 Act, any state or and foreign securities laws (all as amended from time to time) and expenses, including (without limitation) reasonable attorney fees and disbursements, arising directly or indirectly from all action or thing which the Administrator takes or does or omits to take or do at the request at the request of or in reliance upon the advice of the Board of Directors of the Fund, provided, that the Administrator will not be indemnified against any liability to the Fund of to shareholders of the Fund (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith , gross negligence, or reckless disregard of its duties and obligations under this Agreement. The administrator agrees to indemnify and hold harmless, the Fund, and each of its Directors from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator

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takes or does or omits to take or do which is in violation of this  Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

     9. DURATION AND TERMINATION. This agreement shall continue until termination by the Fund (through the Board of Directors of the Fund) or the Administrator on 60 days written notice to the other. All notices and other communications hereunder shall be in writing. This Agreement cannot be assigned without the prior written consent of the other party hereto.

     10. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     11. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.


                                    THE MATTERHORN GROWTH FUND, INC.


                                    By /s/
                                       -----------------------------------------
                                       President


                                    BEEKMAN PLACE FINANCIAL


                                    By /s/
                                       -----------------------------------------
                                       President

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                                   SCHEDULE I


                         BEEKMAN PLACE FINANCIAL ("BPF")

                             ADMINISTRATIVE SERVICES

BPF typically performs the following services on a regular basis, which would be daily, weekly or as otherwise appropriate.

     1. Prepare and coordinate reports and other materials to be supplied to the Board of Directors of the Fund;

     2. Prepare and/or supervise the preparation and filing of all securities filings (i.e. N-SARs, 24f-2 notices, etc.), periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports or filings required of the Fund;

     3. Coordinate the preparation, printing and mailing of all materials (e.g. Annual Reports) required to be sent to shareholders;

     4.   Coordinate the preparation and payment of Fund related expenses;

     5. Monitor and oversee the activities of the Fund's servicing agents (i.e. transfer agent, custodian, fund accountants, etc.);

     6.   Review and adjust as necessary the fund's daily expense accruals;

     7. Monitor daily, monthly and periodic compliance with respect to SEC (40' Act), IRS and prospectus guidelines and restrictions;

     8. Send periodic information (i.e. performance figures) to service organizations that track investment company information; and

     9. Perform such additional services as may be agreed upon by the Fund and BPF.

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